Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145359

PROSPECTUS SUPPLEMENT NO. 12 (To Prospectus Dated August 13, 2007)

THE TRIZETTO GROUP, INC.

$230,000,000

1.125% CONVERTIBLE SENIOR NOTES

DUE APRIL 15, 2012

AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements information contained in that certain prospectus dated August 13, 2007 of The TriZetto Group, Inc. (the “Company”), relating to the offer and sale from time to time of up to $230,000,000 of the Company’s 1.125% Convertible Senior Notes due 2012, or the notes, and 10,467,622 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the section entitled “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

		Number of Shares of Common Stock
Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Beneficially Owned(1)	Offered Hereby(1)
OCM Convertible Trust(2)	$856,000	38,958	38,958
Delta Air Lines Master Trust – CV(2)	$456,000	20,753	20,753
Delaware Public Employees’ Retirement System(2)	$1,224,000	55,706	55,706
Chrysler LLC Master Retirement Trust(2)	$2,246,000	102,219	102,219
Vanguard Convertible Securities Fund, Inc.(2)	$3,577,000	162,794	162,794
Delta Pilots Disability & Survivorship Trust – CV(2)	$290,000	13,198	13,198
Microsoft Capital Group, L.P.(2)	$252,000	11,469	11,469
Qwest Occupational Health Trust(2)	$169,000	7,691	7,691
International Trust & Engine Corporation Non-Contributory Retirement Plan Trust(2)	$258,000	11,742	11,742
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(2)	$137,000	6,235	6,235
International Truck & Engine Corporation Retiree Health Benefit Trust(2)	$147,000	6,690	6,690
UnumProvident Corporation(2)	$510,000	23,211	23,211
F.M. Kirby Foundation, Inc.(2)	$415,000	18,887	18,887
OCM Global Convertible Securities Fund(2)	$321,000	14,609	14,609
Virginia Retirement System(2)	$3,374,000	153,555	153,555

Qwest Pension Trust(2)	$1,107,000	50,381	50,381
ACE Tempest Reinsurance Ltd.(2)	$145,000	6,599	6,599
National Railroad Retirement Investment Trust(2)	$1,427,000	64,945	64,945
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(2)	$548,000	24,940	24,940
Arlington County Employees Retirement System(2)	$978,000	44,510	44,510

(1)	Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 45.5114 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes – Conversion Rights – Adjustments to Conversion Rate” in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(2)	Oaktree Capital Management L.P. (“Oaktree”) is the investment manager for the named selling securityholder with respect to the aggregate principal amount of notes held by the selling securityholder and the shares issuable upon conversion of such notes. Oaktree has indicated that Lawrence Keele has sole voting and dispositive power with respect to the notes and the shares issuable upon conversion of the notes. Oaktree, Mr. Keele and each of the partners and employees of Oaktree disclaim beneficial ownership of the notes and the shares issuable upon conversion of the notes except to the extent of their respective pecuniary interest therein.

The date of this prospectus supplement is March 14, 2008.